July 2, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Bookedbyus, Inc. on Form S-1 of our audit report, dated  January 30, 2012 (except for Note 7 which is June 22, 2012)

 relating to the accompanying balance sheet as of August 31, 2011 and the related statement of operation, stockholders’ equity, and cash flow from inception (December 27, 2007) through August 31, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

July 2, 2012